Exhibit 5.1

August 31, 2022 Board of Directors Prologis, Inc. Pier 1, Bay 1 San Francisco, California 94111	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711 www.mayerbrown.com

Re:
Offers to Exchange

Ladies and Gentlemen:
We have acted as special counsel to Prologis, L.P. (“Prologis OP”), a Delaware limited partnership, in connection with Prologis OP’s offers to exchange (each such offer as described in the Offering Documents (as defined below), an “Exchange Offer” and collectively, the “Exchange Offers”) all of the outstanding 3.250% Senior Notes due June 30, 2026, 3.375% Senior Notes due December 15, 2027, 7.250% Senior Notes due June 15, 2028, 4.000% Senior Notes due September 15, 2028, 2.875% Senior Notes due November 15, 2029, 1.750% Senior Notes due July 1, 2030, 1.750% Senior Notes due February 1, 2031, 2.250% Senior Notes due January 15, 2032 and 3.050% Senior Notes due March 1, 2050 (together, the “Duke Realty Notes”) of Duke Realty Limited Partnership (“Duke Realty OP”), an Indiana limited partnership, for consideration consisting of (a) in exchange for each $1,000 principal amount of Duke Realty Notes that is validly tendered prior to 5:00 p.m., New York City time, on the Early Expiration Date (as defined in the Offering Documents), and not validly withdrawn, total consideration consisting of (i) the exchange consideration of $970 principal amount of newly issued debt securities of Prologis OP with the same interest rates, interest payment dates, redemption terms and maturities as the corresponding Duke Realty Notes (the “Prologis Notes”) plus $1 in cash and (ii) the Early Participation Premium (as defined in the Offering Documents) of $30 principal amount of Prologis Notes, and (b) in exchange for each $1,000 principal amount of Duke Realty Notes that is validly tendered after the Early Expiration Date but prior to the Final Expiration Date (as defined in the Offering Documents), and not validly withdrawn, only the exchange consideration, which consists of $970 principal amount of Prologis Notes plus $1 in cash, pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 31, 2022 (as so filed and as amended, the “Registration Statement”), a related letter of transmittal, dated August 31, 2022, filed as an exhibit to the Registration Statement (the “Letter of Transmittal”) and a dealer manager agreement, dated August 31, 2022, among Prologis OP, Duke Realty OP, TD Securities (USA) LLC and Wells Fargo Securities, LLC. The Registration Statement, the related prospectus and the Letter of Transmittal are herein referred to as the “Offering Documents.” The Prologis Notes are being issued pursuant to an indenture (the “Base Indenture”), dated as of June 8, 2011, among Prologis OP, as issuer, Prologis, Inc. (“Prologis”), a Maryland corporation and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by a Fifth Supplemental Indenture, dated as of August 15, 2013 (the Base Indenture as so supplemented, the “Indenture”) and an officer’s certificate establishing certain terms of the Prologis Notes. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issuance of the Prologis Notes.
We have also participated in the preparation and filing with the Commission under the Securities Act of the Registration Statement, relating to the debt securities of which the Prologis Notes are a part. In rendering our opinions set forth below, we have examined originals or copies identified to our satisfaction of (i) the Registration Statement; (ii) Prologis’s Articles of Incorporation, as amended and supplemented; (iii) Prologis’s Ninth Amended and Restated Bylaws; (iv) the certificate of limited partnership of Prologis OP; (v) the Thirteenth Amended and Restated Agreement of Limited Partnership, as amended, of Prologis OP; (vi) resolutions of Prologis’s Board of Directors and committees thereof; (vii) the Indenture and (viii) the form of the Prologis Notes. In addition, we have examined and relied upon other documents, certificates, corporate records, opinions and instruments, obtained from Prologis OP or other sources believed by us to be reliable, as we have deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that the Prologis Notes have been duly authorized and, upon consummation of the Exchange Offers by Prologis OP in accordance with and in the manner described in the Offering Documents, when executed by Prologis OP and authenticated by the Trustee in the manner provided for in the Indenture, will constitute valid and binding obligations of Prologis OP, enforceable in accordance with their terms, except as (a) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and will be entitled to the benefits of the Indenture.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption “Legal Matters” with respect to the matters stated therein. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
The opinions contained herein are limited to Federal laws of the United States and the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Maryland General Corporation Law. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.
This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to Prologis, Prologis OP or any other person, or any other documents or agreement involved with issues addressed herein. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.
Sincerely,
/s/ Mayer Brown
Mayer Brown LLP